Exhibit 16.1

April 18, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read BankGuam Holding Company’s statements included under Item 4.01 of its Form 8-K dated April 18, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the first and last sentence in paragraph one, the second sentence in paragraph four, the statements made in paragraph six and seven, and the reference to Squar Milner in paragraph eight.

/s/ Crowe Horwath LLP

Sacramento, California

Cc:	Mr. Joe T. San Agustin
Audit Committee of the Board of Directors
BankGuam Holding Company
P.O. Box BW
Hagåtña, Guam 96932